Exhibit 10.1

REAL PROPERTY PURCHASE AGREEMENT

BETWEEN

BELTWAY BUSINESS PARK, L.L.C.,
A Nevada Limited Liability Company
(“Seller”)

AND

NV LAS DEC, LLC
A Nevada Limited Liability Company

(“Purchaser”)

April 28th, 2020
Date

Nevada Title Company
(“Escrow Agent”)

Escrow No. NCS-969567

Approximately 2.07 acres located
in
Clark County, Nevada
APN No. 176-01-201-007

REAL PROPERTY PURCHASE AGREEMENT

THIS REAL PROPERTY PURCHASE AGREEMENT ("Agreement") is made this April 28th, 2020 (“Effective Date”), by and between the Seller and Purchaser hereinafter identified in Sections 1.2 and 1.3 hereof, respectively, and constitutes an agreement between the parties for the purchase of the Property as identified in Section 1.5 hereof on the terms and conditions and with and subject to the covenants and agreements of the parties hereinafter.

WITNESSETH

WHEREAS, Seller is the owner of certain real property located in the County of Clark (the “County”), State of Nevada, as more particularly described in Section 1.5 below (the “Property”).

WHEREAS, Purchaser desires to purchase the Property from Seller and Seller desires to sell the Property to Purchaser.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the other documents referred to herein relating to the purchase, sale, and development of the Property and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1. Basic Provisions/Definitions.

The following are certain provisions, which are a part of, and, in certain instances, referred to, in subsequent provisions of this Agreement and unless otherwise stated in this Agreement, the following terms will have the following meanings:

SECTION 1.1 EFFECTIVE DATE OF THIS AGREEMENT:	April 28th, 2020

SECTION 1.2 SELLER:	BELTWAY BUSINESS PARK, L.L.C., a Nevada limited liability company

SECTION 1.3 PURCHASER:	NV LAS DEC, LLC, a Nevada limited liability company

SECTION 1.4 PURCHASER’S TRADE NAME:	N/A

SECTION 1.5 PROPERTY:
The real property comprising (+/-) 2.07 acres of land and improvements (APN Number: 176-01-201-007), as depicted on Exhibit "A" attached hereto and made a part hereof together with all other rights, privileges and appurtenances belonging or in any way pertaining to said real property, including, without limitation, any Seller’s rights or interest with respect to rights-of-way on or adjacent to the Property, to the extent existing (“Property”).

SECTION 1.6 CLOSING DATE:
The “Closing Date” shall be the day which is: (a) the date 5 days after the completion of the Title Report process set forth in Section 7.1 or (b) such other date as may be chosen by Seller and Purchaser, by joint written notice delivered to Escrow Agent at least five (5) days in advance thereof.
(See Section 8)

SECTION 1.7 PURCHASE PRICE:	Means the aggregate purchase price to be paid by Purchaser for the Property, which amount shall be TWO MILLION FIVE HUNDRED FORTY-SEVEN THOUSAND FIVE HUNDRED DOLLARS AND NO/100) ($2,547,500) (“Purchase Price”) to be paid as set forth in Section 2.1 below.	(See 2.1)

SECTION 1.8 DEPOSIT:	TWENTY-FIVE THOUSAND DOLLARS AND NO/100 ($25,000).	(See Section 2.1)

SECTION 1.9 TERMS OF PAYMENT:	The terms of payment of the Purchase Price shall be as detailed in Section 2.1, below.	(See Section 2.1)

SECTION 1.10 INVESTIGATION PERIOD:	In accordance with Section 2 below, Purchaser shall have the opportunity to perform all due diligence/investigations of the Property, including but not limited to any and all environmental investigations/testing, within 2 business days after the Effective Date (the “Investigation Period”). Purchaser shall have the opportunity to endeavor to obtain all permits, approvals and entitlements necessary to operate the Property as intended by Purchaser, within the Investigation Period. During the Investigation Period, Seller agrees to furnish Purchaser copies of all tests, plans, or reports. If any, obtained by Seller or on behalf of Seller in connection with the site at no cost or expense to Purchaser. In the event of termination of this Agreement, Purchaser agrees to furnish Seller copies of all tests, plans, or reports obtained by Purchaser in connection with the Site, at no cost or expense to Seller.	(See Section 2.2)

SECTION 1.11 GUARANTOR(S):	N/A

SECTION 1.12 INTENDED USE:	N/A

SECTION 1.13 BROKER(S):	Seller’s: None. Purchaser’s: None	(See Section 30)

SECTION 1.14 ADDRESSES FOR NOTICES:
Seller: BELTWAY BUSINESS PARK, L.L.C.
2300 West Sahara Avenue
                          Suite 530
Las Vegas, Nevada 89102
Attn: Thomas A. Thomas
Telephone No. (702) 920-2800
                          EMail:tthomas@thomas-mack.com

and

George L. Ralphs, Esq.
                          2300 West Sahara Avenue
                          Suite 550
Las Vegas, Nevada 89102
Telephone No. (702) 870-1559
                          E-Mail: glr@ralphslaw.com

Purchaser: NV LAS DEC, LLC
c/o Switch, Ltd.
Attn: Office of the General Counsel
7135 S. Decatur Boulevard
Las Vegas, Nevada 89118
Email: legal@switch.com

SECTION 1.15 NOTICES	Means any notice or other communication required or permitted to be given to the parties hereto. Notices shall be deemed to have been given if in writing and hand delivered (including without limitation a reputable overnight courier service such as but not limited to FedEx and UPS or, if by personal delivery, with acknowledgment of receipt), or mailed by certified or registered mail, return receipt requested, first class postage prepaid or if sent by electronic delivery, addressed as set forth in Section 1.14; or at such other address as the parties hereto may, from time to time, designate in writing. Service by overnight courier or mail shall be deemed made on the first business day delivery is attempted or upon receipt, whichever is earlier. Service by electronic delivery shall be deemed made upon confirmed transmission, if during normal business hours at the recipient’s location and the recipient is also notified via telephone at the applicable number set forth above during normal business hours at the recipient’s location within 24 hours of such transmission and a duplicate copy of such notice is sent via hand delivery or mail in accordance with the foregoing.

SECTION 1.16 ESCROW AGENT	Means First American Title insurance Company, whose address is: 8311 W. Sunset Rd., Suite 100, Las Vegas, Nevada 89113, Attn: Anastasia Dion or other Escrow Agent as designated by the Seller. This Agreement shall constitute Escrow Agent's instructions. Seller and Purchaser agree to execute and deliver to Escrow Agent such additional and supplemental instructions as Escrow Agent may require in order to clarify Escrow Agent's duties under this Agreement; provided, however, that in the event of any conflict or inconsistency between this Agreement and any instructions delivered to Escrow Agent, the terms of this Agreement shall govern the duties of Escrow Agent and the rights and obligations of Seller and Purchaser unless such instructions are signed by both Seller and Purchaser and expressly state that they govern in the event of any conflict with this Agreement.
SECTION 1.17 INTENTIONALLY OMITTED

SECTION 1.18 CLOSING	Means the effective transfer of the Property from Seller to Purchaser in exchange for the payment by Purchaser to Seller of the Purchase Price in accordance with the terms and conditions of this Agreement. Escrow shall close on the Closing Date.	(See Section 8)

SECTION 1.19 OPENING OF ESCROW	Means the date upon which Escrow Agent has received a fully signed original, or counterpart originals, of this Agreement, accompanied by the sums and documents required herein.

SECTION 1.20 PLACE OF CLOSING	Means the offices of the Escrow Agent.

SECTION 1.21 TITLE INSURANCE COMPANY	Means First American Title insurance Company, whose address is: 8311 W. Sunset Rd., Suite 100, Las Vegas, Nevada 89113, Attn: Anastasia Dion, or other Escrow Agent as designated by the parties.

2. Sale and Purchase of Property/Investigation Period.

2.1 The Purchase Price shall be paid by Purchaser as follows:

Within two (2) days following the Effective Date, Purchaser shall deposit the sum set forth in Section 1.8 as an earnest money deposit with Escrow Agent (the “Deposit”). As used herein, the term “Deposit” shall include, when paid, the Deposit together with all interest earned thereon. The Deposit shall be in the form of a cashier's check made payable to Escrow Agent or wire transfer of funds to Escrow Agent. Except as otherwise specifically set forth in Sections 2.2, 7.1, 9 and 13.1(a) below the Deposit shall be non-refundable to the Purchaser and shall be applied toward the Purchase Price at Close of Escrow.

At the Closing, Purchaser shall pay, to Seller, an amount (the “Closing Payment”) equal to the full Purchase Price, less the Deposit, and all interest earned thereon, plus (ii) Purchaser's Closing Costs as defined in Section 12 below, (all in the form of cash or equivalent made payable to Escrow Agent);

2.2 During the Investigation Period, Purchaser shall have the opportunity to perform all due diligence/investigations of the Property. Seller agrees that Purchaser and its agents shall have access to the Property at all reasonable times for the purpose of conducting any inspections, testing or obtaining any other due diligence information, including, but not limited to, engineering, planning, soil and subsoil testing, and any other activities relating to the inspection of the Property as Purchaser deems appropriate or desirable. Purchaser agrees to indemnify and hold Seller harmless with respect to any mechanics’ or materialmen’s lien, property damage, loss, cost or expense, including reasonable attorneys’ fees, in any way related to, or caused by, Purchaser’s activities on the Property, except to the extent caused by the negligence or willful misconduct of Seller. Purchaser shall not disturb the Property beyond what is reasonably necessary to conduct its investigation and shall return the Property to substantially the same condition as the Property was in prior to such investigations. Should Purchaser terminate this Agreement prior to the end of the Investigation Period: (i) Purchaser shall have no further right or interest in the Property, and (ii) Purchaser shall return to Seller, copies of all Property Documents. Should the Purchaser require any entitlements and/or survey(s), Purchaser shall pursue the same during the Investigation Period and any delays in obtaining the same shall not extend the term of the Investigation Period or the Closing Date. Notwithstanding anything in this Agreement to the contrary, Purchaser's indemnity obligations under this Section 2.2 shall survive any termination of this Agreement.

Within 5 business days following the Effective Date, Seller shall provide Purchaser with copies of all of the following, to the extent currently within Seller’s possession or under its current control (collectively the “Property Documents”): (i) all tests, reports, and assessments prepared by or on behalf of, or in possession of, Seller and relating to the physical condition of the Property; and (ii) all contracts materially affecting the Property. Purchaser hereby acknowledges that Purchaser shall be solely responsible for determining the accuracy and completeness of the Property Documents and that Seller has not made and does not hereby make any representation or warranty regarding the accuracy or completeness of any of the Property Documents or the sources thereof, except as may be expressly covered by Seller’s representations and warranties in this Agreement. Seller is providing the Property Documents, to Purchaser, solely as an accommodation.

In the event this Agreement is terminated by Purchaser or automatically terminates in accordance with terms and conditions set forth herein, the Deposit, less One Hundred Dollars ($100.00), shall be immediately released to Purchaser and One Hundred Dollars ($100.00) shall be released to Seller as independent consideration for Purchaser’s ability to terminate this Agreement during the Investigation Period.

Seller shall not be obligated to allow Purchaser entry upon the Property until Seller has received, from Purchaser, executed copies of certificates of insurance as follows:

Purchaser, at its sole cost and expense, during the entire Investigation Period, shall procure, pay for and keep in full force and effect: (i) a commercial general liability insurance policy (ISO form or equivalent), including insurance against liability under this Agreement with respect to the Property and the operations of Purchaser (and any invitees, agents, contractors, experts, etc.) in, on or about the Property in which the limits with respect to personal liability and property damage shall not be less than One Million Dollars ($1,000,000) per occurrence on a location basis; and such other insurance as from time to time may be required by city, county, state or Federal laws, codes, regulations or authorities or which Seller determines is reasonably necessary or appropriate under the circumstances. Purchaser shall, at its expense, maintain in effect, during the entire Investigation Period, the policies of insurance required under this Article. All policies that Purchaser is required to obtain under this Article shall be issued by insurance companies authorized to do business in the State of Nevada with a Financial Strength Rating of not less than “A” and a Financial Size Category of not less than Class “X”, as rated by the most current available “Best’s” Insurance Reports. On or before any early entry onto the Property by Purchaser, Purchaser shall furnish Seller with evidence acceptable to Seller that: (i) the policies (or a binder thereof) required pursuant to this Article are in effect and (ii) Seller shall be notified by the carrier in writing thirty (30) days prior to cancellation, material change, or non-renewal of such insurance. The liability insurance policies that Purchaser is required to obtain pursuant to this Article shall name Seller and, upon Seller’s request, Seller’s mortgagee, if any, as additional insured on such equivalent form as may be approved by Seller and shall be primary policies, and shall not be contributing with and shall be in excess of coverage which Seller may have and shall be unaffected by any insurance or self-insurance Seller may have regardless of whether any other insurance policy names Seller as an insured or whether such insurance stands primary or secondary.

2.3 In the event this Agreement is terminated for any reason, except as provided under Sections 2.2, 7.1, 9 and/or 13.1(a), Seller shall retain the Deposit and any interest accrued thereon, as part of the consideration given to Seller for entering into this Agreement and holding the Property available for Purchaser's investigation. This Section 2.3 shall survive the termination of this Agreement

3. Water Allocation/Utilities/Roads/Infrastructure.

3.1 Purchaser acknowledges and agrees that the purchase and sale of the Property does not include any water rights. Purchaser represents that it is not relying on Seller for any water or water facilities.

3.2 Purchaser acknowledges and agrees that the purchase and sale of the Property does not include any utilities. Purchaser represents that it is not relying on Seller for any utilities.

3.3 Purchaser represents that it is not relying on Seller for any access roads.

3.4 Purchaser acknowledges and agrees that little or no improvements or infrastructure exist on the Property. Purchaser represents that it is not relying on Seller for any such infrastructure.

4. Seller's Representations and Warranties.

Seller warrants and agrees as follows:

4.1 Seller has good and marketable fee simple title to all the Property, free and clear of all mortgages, encumbrances, pledges, liens, and charges of every kind, nature, or description, except for the Permitted Exceptions.

4.2 Seller is duly organized and validly existing under the laws of the State of Nevada and has all necessary power, right, authority and capacity to enter into and perform this Agreement in accordance with its terms.

4.3 This Agreement has been duly executed by Seller and constitutes the legal, valid, binding and enforceable obligation of Seller.

4.4 Seller is not a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended (“Code”), and applicable regulations.

4.5 The Property is free of any right of possession or claim of right of possession of any party other than Seller, and there are no leases or occupancy agreements currently affecting any portion of the Property. Seller will not further sell, encumber, convey, assign, pledge, lease or contract to sell, convey, assign, pledge, encumber or lease all or any part of the Property, nor restrict the use of all or any part of the Property, nor take or cause or allow to be taken any action in conflict with this Agreement at any time between the Effective Date and (x) Closing, or (y) the earlier termination of this Agreement pursuant to its terms. Seller additionally hereby represents and warrants that no rights of first refusal or similar agreements exist in connection with the Property that would impede Buyer's ability to purchase the Property as provided herein, or that are in any way in contravention of the spirit and intent of this Agreement.

4.6 To Seller’s knowledge, there is no actual or threatened action, litigation, or proceeding by any organization, person, individual or governmental agency (including governmental actions under condemnation authority or proceedings similar thereto) against the Property or Seller, nor has any such organization, person, individual or governmental agency communicated to Seller anything that Seller believes to be a threat of any such action, litigation or proceeding. To Seller’s knowledge, there are no tax certiorari or similar proceedings in effect with respect to the Property.

4.7 To Seller’s knowledge, no Hazardous Materials (as hereinafter defined) have been deposited on or about the Property. “Hazardous Materials " or similar terms shall mean and include asbestos, asbestos-containing materials, petroleum and petroleum products, the group of organic compounds known as polychlorinated biphenyls, and any substances or materials that are regulated, controlled or prohibited under the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. § 690, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Sections 9601-9657, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), or any similar State law or local ordinance or any other environmental law, the Federal Water Pollution Control Act, 33 U.S.C. §1251, the Clean Air Act, 42 U.S.C. § 7401, the Toxic Substances Control Act ("TCSA"), 15 U.S.C.§ 2601, or any similar State law or local ordinance, or any other Federal, State or local environmental statutes, regulations, ordinances or other environmental regulatory requirements.

4.8 Except as noted in Sections 4.1 through 4.7 above, Seller makes no representation or warranty, express or implied, with respect to the Property.

4.9 The words “To Seller’s knowledge” and/or “has no knowledge” signifies that, no facts have come to the attention of the person with the most knowledge regarding the Property that would give actual knowledge or actual notice that any such matters are not accurate, and such person has undertaken no investigation or verification of such matters.

5. Purchaser Representations and Warranties.

Purchaser warrants and agrees as follows:

5.1 Purchaser has all necessary power, right, authority and capacity to enter into and perform this Agreement in accordance with its terms.

5.2 This Agreement has been duly executed by Purchaser and the execution and performance of this Agreement will not violate any agreement to which Purchaser is a party or to which it may be bound. There are no suits or actions pending that would in any way interfere with the ability of Purchaser to carry out this Agreement.

5.3 Purchaser represents that Purchaser has the authority to execute this Agreement.

5.4 Purchaser is experienced in and knowledgeable about the ownership and development of real estate, and will rely exclusively on its own consultants, advisors, counsel, employees, agents, principals and/or studies, investigations and/or inspections with respect to the Property, its condition, value and potential. Except as otherwise set forth in Section 4 above, Purchaser agrees that, notwithstanding the fact that it has received certain information from Seller or its agents or consultants, Purchaser has relied solely upon and will continue to rely solely upon its own analysis and will not rely on any information provided by Seller or its agents or consultants.

5.5 EXCEPT AS EXPRESSLY SET FORTH IN SECTION 4, THE SALE OF THE PROPERTY HEREUNDER IS AND WILL BE MADE ON AN “AS IS” BASIS, WITHOUT REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, ANY REPRESENTATION OR WARRANTY CONCERNING TITLE TO THE PROPERTY, THE PHYSICAL CONDITION OF THE PROPERTY, THE COMPLIANCE OF THE PROPERTY WITH APPLICABLE LAWS AND REGULATIONS (INCLUDING, BUT NOT LIMITED TO, ZONING AND BUILDING CODES OR THE STATUS OF DEVELOPMENT OR USE RIGHTS RESPECTING THE PROPERTY), THE FINANCIAL CONDITION OF THE PROPERTY OR ANY OTHER REPRESENTATION OR WARRANTY RESPECTING ANY INCOME, EXPENSES, CHARGES, LIENS OR ENCUMBRANCES, RIGHTS OR CLAIMS ON, AFFECTING OR PERTAINING TO THE PROPERTY OR ANY PART THEREOF. PURCHASER ACKNOWLEDGES THAT PURCHASER HAS EXAMINED, REVIEWED AND INSPECTED ALL MATTERS, WHICH, IN PURCHASER’S JUDGMENT, BEAR UPON

THE PROPERTY AND ITS VALUE AND SUITABILITY FOR PURCHASER’S PURPOSES. EXCEPT AS TO MATTERS OTHERWISE SET FORTH IN THIS AGREEMENT, PURCHASER WILL ACQUIRE THE PROPERTY SOLELY ON THE BASIS OF ITS PHYSICAL AND FINANCIAL EXAMINATIONS, REVIEWS AND INSPECTIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE TITLE POLICY. WITHOUT LIMITATION THEREON AND EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN, PURCHASER HEREBY WAIVES AND DISCLAIMS (1) ANY WARRANTY, EXPRESS, IMPLIED OR ARISING BY OPERATION OF LAW, INCLUDING ANY WARRANTY OF HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE.

The terms and provisions of this Section 5 shall survive the Closing and recording of the GBS Deed (as defined below).

6. Intentionally Omitted.

7. Title Report.

7.1 Except for the Permitted Exceptions set forth in the Title Report (as defined below) (“Permitted Exceptions”), title to the Property shall be free of liens and encumbrances. Seller has furnished Purchaser with a preliminary title report and copies of all exceptions to title referred to therein within 5 business days after Opening of Escrow ("Title Report"). Within 15 days following the Effective Date, Purchaser shall give Seller notice specifying those matters which are not acceptable conditions of title. All exceptions in the Title Report not specifically disapproved by Purchaser within 15 days following the Effective Date shall be deemed to have been approved. Seller shall endeavor to remove such objectionable items within 5 business days thereafter, and if Seller fails to remove such objectionable items within said period, Seller shall notify Purchaser in writing of such fact, and Purchaser shall have the election to be exercised in writing within 5 business days after delivery to Purchaser of such notice by Seller of either:

(a) Terminating this Agreement, in which event Escrow Agent shall return the Deposit and all other funds and documents deposited herein to the party depositing the same;

(b) Granting Seller a 5 day extension of time in order to effect said cure (“Extended Cure Period”); or,

(c) Accepting the Property subject to the objectionable items

If Purchaser fails to make the election to terminate or accept title within the 5 business days period provided or after expiration of the Extended Cure Period, as applicable, Purchaser shall be deemed to have elected to accept the Property subject to the objectionable item. The title matters that Purchaser elects to accept or is deemed to have elected to accept are included in the Permitted Exceptions.

SELLER SHALL NOT BE DEEMED TO BE IN DEFAULT BY VIRTUE OF SELLER’S INABILITY OR UNWILLINGNESS TO REMOVE OR SATISFY ANY TITLE AND/OR SURVEY MATTERS OBJECTED TO BY PURCHASER.

The following shall be Permitted Exceptions:

(a) All restrictions and requirements as may be imposed by any governmental authority (having jurisdiction over the Property) prior to Closing.

(b) all exceptions set forth in the Title Report (which are not disapproved or deemed disapproved pursuant to this Section 7.1).

(c) Intentionally Omitted.

(d) All other rights-of-way apparent from a visual inspection of the Property.

Once title has been approved by Purchaser under this Section, any new title information received by Purchaser from a supplemental title report, survey, or other source that would materially and adversely affect Purchaser's use of the Property (collectively, "New Title Exception") shall be subject to the same procedure provided above (and the Closing Date shall be extended commensurately if the Closing would have occurred but for those procedures being implemented for a New Title Exception), except that the review period shall be reduced to 5 business days.

7.2 At Closing, Seller, at Seller's expense, shall cause Title Insurance Company to deliver to Purchaser an ALTA standard policy of title insurance in accordance with the Title Report (“Title Policy”). If Purchaser requires an ALTA extended policy of title insurance or any endorsements, the costs therefor in excess of those for an ALTA standard policy (without such endorsements) shall be borne by Purchaser. If Purchaser shall require a survey of the Property (either for its own use or for use by a third party, including the Title Company for purposes of issuing the ALTA extended policy), such survey shall be completed, within the Investigation Period and obtained at Purchaser’s sole cost.

8. Date, Place and Terms of Closing.

The Closing hereunder shall take place at the Place of Closing. The Closing Date will be on that date set forth in Section 1.6, unless extended thereby.

8.1 Items to be delivered at the Closing:

(a) At the Closing, Seller shall deliver to Purchaser each of the following items:

(i) A Grant, Bargain and Sale Deed (attached hereto as Exhibit “C” and incorporated herein) and Declaration Of Value (the “GBS Deed”) conveying the Property to Purchaser, duly executed and acknowledged by Seller and in recordable form;

(ii) A non-foreign transferor declaration as provided by the Title Insurance Company duly executed by seller;

(iii) Any executed closing settlement statement, prepared by the Escrow Agent, in its normal course, consistent with the terms of this Agreement;

(iv) Intentionally Omitted; and

(v) Copies of all documents, instruments, contracts and agreements not theretofore delivered as may be reasonably required for completion of the transaction contemplated herein.

(b) At the Closing, Purchaser shall deliver to Seller the following items:

(i) Immediately available collected funds in the form of a cashier's check drawn on a local Las Vegas bank or wire transfer to the account of Escrow Agent in an amount equal to the Closing Payment;

(ii) Any executed closing settlement statement, prepared by the Escrow Agent, in its normal course, consistent with the terms of this Agreement;

(iii) Intentionally Omitted; and

(iv) Copies of all documents, instruments, contracts and agreements not theretofore delivered as reasonably required for completion of the transaction contemplated herein.

8.2 On the Closing Date, immediately upon the conditions precedent to Closing set forth in Sections 9 & 10 hereof having been satisfied or waived by the applicable party, Escrow Agent shall perform the acts set forth below in the following order:

(a) Date, as of the Closing Date, all instruments calling for a date.

(b) Prepare a Declaration of Value in such form as required by Nevada Revised Statutes (“NRS”) 375.060 (the “Real Property Transfer Tax Declaration”).

(c) Intentionally Omitted.

(d) Record the GBS Deed.

(e) Deliver to Seller by wire transfer of funds an amount equal to the Closing Payment less Seller's Closing Costs and Purchaser's Closing Costs.

(f) Deliver to Purchaser the Title Policy.

(g) Prepare and submit to the Internal Revenue Service the information return and statement concerning the closing of the Escrow (the “Information Return”) required by Section 6045(e) of the Internal Revenue Code of 1986, unless the Information Return is not required under the regulations promulgated under Section 6045(e).

8.3 The instruments that are required to be recorded under this Agreement shall provide that the County Recorder shall return them to Escrow Agent after recordation, and upon receipt thereof, Escrow Agent shall deliver the following:

(a) To Seller:

(i) A copy of the GBS Deed, as recorded;

(ii) Intentionally Omitted; and

(iii) Copies of the Real Property Transfer Tax Declaration.

(b) To Purchaser:

(i) The originals of the GBS Deed and the Non-foreign Transferor Declaration;

(ii) Intentionally Omitted; and

(iii) Copies of the Real Property Transfer Tax Declaration.

Those provisions of this Agreement which by their terms are to be performed after Closing or are expressly provided as surviving Closing and which, in either such case, are not incorporated into separate documents executed and delivered at or prior to Closing, shall survive Closing.

9. Conditions Precedent to the Obligation of Purchaser to Close.

The obligation of Purchaser to purchase the Property or to otherwise effect the transactions contemplated by this Agreement on the Closing Date is subject, at the option of Purchaser, to the satisfaction or fulfillment, on or prior to the Closing Date (or earlier if indicated below), of all the following conditions precedent to the Closing:

(a) The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

(b) All the terms, conditions and covenants to be complied with and performed by Seller, on or prior to the Closing Date, shall have been complied with or performed in all material respects.

(c) The Property shall not have been adversely affected in any material way as a result of fire, hurricane, tornado, storm, condemnation, expropriation, or other casualty or act of God and there shall have been no other changes in the Property since the date of this Agreement that would have a material adverse effect on the value of the Property.

(d) The Title Insurance Company is willing, ready and able to close following compliance with all of the terms, conditions and covenants of this Agreement by the Seller.

The conditions set forth in this Section 9 are for the sole benefit of Purchaser and Purchaser shall have the right, in Purchaser’s sole and absolute discretion, to waive any and all of the same. If any such conditions have not been satisfied or waived in writing by Purchaser on or prior to the Closing Date, Purchaser shall have the right, but not the obligation, to terminate this Agreement by giving Seller a written notice of termination and Purchaser shall promptly receive a return of the Deposit. Such right shall be in addition to all other rights and remedies of Purchaser under this Agreement.

10. Conditions Precedent to the Obligation of Seller to Close.

The obligation of Seller to sell the Property or to otherwise effect the transactions contemplated by this Agreement on the Closing Date is subject, at the option of Seller, to the satisfaction or fulfillment, on or prior to the Closing Date, of all the following conditions precedent to the Closing.

(a) The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

(b) All of the terms, conditions and covenants to be complied with and performed by the Purchaser, on or prior to the Closing Date, shall have been complied with and performed in all material respects.

(c) All documents and instruments required to be executed by Purchaser to consummate this Agreement on the Closing Date, shall be reasonably satisfactory in form and substance to counsel for Seller.

The conditions set forth in this Section 10 are for the sole benefit of Seller and Seller shall have the right, in Seller’s sole and absolute discretion, to waive any and all of the same. If any such conditions have not been satisfied or waived in writing by Seller on or prior to the Closing Date, Seller shall have the right, but not the obligation, to terminate this Agreement by giving Purchaser a written notice of termination. Such right shall be in addition to all other rights and remedies of Seller under this Agreement.

11. Intentionally Omitted.

12. Closing Costs.

12.1 All normal adjustments for the Property, including but not limited to taxes, local improvements and assessments, municipal charges, rents, utilities, tenant deposits including interest, prepaid rent, mortgage principal and interest that are applicable with respect to the Property shall be adjusted as of 12:01 a.m. on the Closing Date. All other costs or expenses not otherwise provided for in this Agreement shall be allocated to or apportioned between Purchaser and Seller by Escrow Agent in accordance with customary escrow practices in county in which the Property is located.

12.2 In closing this transaction, the Escrow Agent shall charge the Seller with the following:

(a) The full amount of real estate taxes prorated up to and including the date of transfer of title;

(b) The cost of the Title Report, title search, and Title Policy (except the costs therefor in excess of those for an ALTA standard policy and owner’s policy without such endorsements shall be borne by Purchaser) in the amount of the Purchase Price;

(c) One half of the escrow fee and one half of the real property transfer tax imposed on the GBS Deed pursuant to NRS Chapter 375;

(d) All other charges properly borne by the Seller consistent with the terms of this Agreement;

and immediately thereafter shall deliver to the Seller the balance of the funds, in its hands, due under the terms hereof, and any documents due the Seller.

12.3 In closing this transaction, the Escrow Agent shall charge the Purchaser with the following:

(a) The cost of recording the GBS Deed;

(b) That amount by which the cost of furnishing the Title Policy shall exceed Seller’s portion of the cost as set forth in Section 7.2;

(c) One half of the escrow fee and one half of the real property transfer tax imposed on the GBS Deed pursuant to NRS Chapter 375; and,

(d) All other charges properly borne by the Purchaser consistent with the terms of this Agreement;

and immediately thereafter, shall deliver to the Purchaser the Title Policy, the recorded GBS Deed or County Recorder's receipt therefor, any prorations to which the Purchaser is entitled, and any other funds or documents due the Purchaser.

12.4 Upon Closing and unless otherwise designated in writing by Purchaser, title shall be vested in Purchaser or its assignees or nominees (if consented to by Seller, in writing, which consent shall not be unreasonably withheld).

13. Termination.

13.1 In the event of a default by either party and/or the Closing provided for in this Agreement does not occur, the consequences to both the Seller and the Purchaser shall be those set forth and described in this Section 13 or as otherwise set forth herein. Except as set forth in this Section 13 or as otherwise set forth in this Agreement with respect to surviving obligations, neither party shall have any enforceable claims or causes of action against the other on account of or arising out of this Agreement in the event the Closing does not occur.

(a)  In the event that all conditions precedent to Seller's obligation to close have been satisfied or fulfilled on Closing Date, the Purchaser is not in default under this Agreement, the Purchaser is present, ready, willing and able to close on that date, but Seller declines for any reason to close or is otherwise in default under this Agreement, then Purchaser may pursue the following remedies as Purchaser’s sole and exclusive remedies):

(i) to waive such default; or

(ii) to terminate this Agreement; and on such termination, the Deposit and all interest thereon will be returned to Purchaser; or

(iii) to demand specific performance (provided that Purchaser first deposits with Escrow Agent full payment of the Purchase Price and performs any other obligations of Purchaser hereunder required to proceed to Closing) of Seller’s obligation to sell the Property to Purchaser pursuant to this Agreement without any abatement in the Purchase Price or other consideration and without claim for consequential or speculative damages.

(b) IN THE EVENT THAT ALL CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS TO CLOSE HAVE BEEN SATISFIED OR FULFILLED ON THE CLOSING DATE, THE SELLER IS PRESENT, READY, WILLING AND ABLE TO CLOSE BUT PURCHASER DECLINES FOR ANY REASON TO CLOSE OR IS OTHERWISE IN DEFAULT UNDER THIS AGREEMENT, THEN SELLER MAY, BY WRITTEN NOTICE TO PURCHASER AND ESCROW AGENT, TERMINATE THIS AGREEMENT AND RECEIVE FROM ESCROW AGENT OR RETAIN, AS THE CASE MAY BE, AS ITS SOLE AND EXCLUSIVE REMEDY, ALL OF THE DEPOSIT AND ALL EARNINGS THEREON AS SELLER'S LIQUIDATED DAMAGES FOR THE BREACH OF THIS AGREEMENT BY PURCHASER. THEREUPON THIS AGREEMENT SHALL TERMINATE AND THE PARTIES SHALL BE RELIEVED OF ALL FURTHER OBLIGATIONS AND LIABILITIES, EXCEPT AS EXPRESSLY SET FORTH BELOW. IT IS EXPRESSLY UNDERSTOOD AND AGREED BETWEEN SELLER AND PURCHASER THAT SELLER'S ACTUAL DAMAGES FOR ANY SUCH BREACH BY PURCHASER HEREUNDER WOULD BE SUBSTANTIAL BUT EXTREMELY DIFFICULT TO ASCERTAIN.

13.2 In the event this Agreement is terminated, Escrow Agent may charge a termination fee equal to its actual out-of-pocket expenses incurred in connection with the transaction contemplated hereby. If this Agreement is terminated as a result of a default, then any such termination fee shall be paid by the defaulting party. If this Agreement is terminated for any other reason, then any such termination fee shall be paid by the party terminating this Agreement.

14. Easements Non-exclusive.

Except as otherwise specifically set forth herein, any easements given by Seller, to Purchaser, pursuant to this Agreement, shall be for the non-exclusive use of Purchaser.

15. Intentionally Omitted.

16. Entire Agreement.

This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes all previous agreements, arrangements and understandings concerning the subject of this Agreement.

17. Amendments.

No amendment to this Agreement, no waiver of compliance with any provision or condition hereof, and no consent provided for herein will be effective unless evidenced by an instrument in writing executed by both parties. No waiver by either party of any condition or other breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be, or construed as, a waiver of any other condition or of the breach of any other term, representation, covenant, or warranty contained in this Agreement.

18. Successor and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. Purchaser or Seller may assign (if consented to by Seller, in writing, which consent shall not be unreasonably withheld) its rights and obligations under this Agreement to any other person/entity provided, that any such person/entity shall agree, in writing, to be bound by the terms and conditions of this Agreement.

19. Expense of Sale.

Seller and Purchaser shall bear their own expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

20. Captions.

Captions and section headings contained in this Agreement are for convenience only, do not form a part of this Agreement, and do not define, restrict, or expand the text to which they refer.

21. Governing Law.

This Agreement shall be governed by and constructed and enforced in accordance with the internal laws of the State of Nevada, with venue and jurisdiction exclusively in the courts of Clark County, Nevada.

22. Counterparts/Facsimile, Electronic Execution.

This Agreement is to be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same instrument and may be delivered by facsimile or other electronic means in accordance with Section 1.15 above.

23. Third Parties.

Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under, or by reason of, this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action against any party to this Agreement.

24. Attorney's Fees.

In the event of default by either party hereunder, the party in default shall pay all costs incurred by the other party as a result of said default, including reasonable attorneys’ fees, whether incurred through initiation of legal proceedings or otherwise.

25. Time of the Essence.

It is understood that time is of the essence of this Agreement.

26. Conflicts.

If there is a conflict between any amendments hereto executed by Seller and Purchaser and the provisions of this Agreement, such executed amendments shall govern.

27. Severability.

The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or unenforceability of any one provision or portion hereof shall not affect the validity or enforceability of any other provision hereof.

28. Exhibits.

The Exhibits are considered an integral part of this Agreement and are hereby incorporated herein, and this Agreement shall not be considered executed and/or complete until and unless they shall be attached hereto and initialed by all parties hereto.

29. Legal Representation.

This Agreement is the result of negotiations by and between the parties hereto and said parties covenant that both have had the opportunity to consult with legal representation in the preparation of this Agreement. Therefore, this Agreement should not be construed against either party as draftsperson.

30. Brokers.

Except as set forth in Section 1.13 above, Seller represents and warrants to Purchaser that Seller has had no dealings with any real estate brokers or agents, or finders, in connection with the negotiation of this Agreement. Seller shall indemnify, defend and hold harmless Purchaser from all claims, liabilities, losses, damages, costs or expenses (including, without limitation, attorneys' fees) for any other broker's commission or finder’s fee asserted as a result of Seller’s act or omission in connection with this transaction. Except as set forth in Section 1.13 above, Purchaser represents and warrants to Seller that Purchaser has had no dealings with any real estate brokers or agents, or finders, in connection with the negotiation of this Agreement. Purchaser shall indemnify, defend and hold harmless Seller from all claims, liabilities, losses, damages, costs or expenses (including, without limitation, attorneys' fees) for any other broker's commission or finder's fee asserted as a result of Purchaser’s act or omission in connection with this transaction. This Section 30 shall survive the Closing.

31. Further Assurances.

Each party shall, from time to time, execute and deliver such further instruments as the other party or its counsel may reasonably request to effectuate the intent of this Agreement, including, but not limited to, documents necessary for compliance with the laws, ordinances, rules or regulations of any applicable governmental authorities.

32. Reporting Person.

The Title Insurance Company is hereby designated as the Reporting Person (as defined in Section 6045(e) of the Code and the regulations promulgated thereunder) as permitted by Treasury Regulation Section 1.6045‑5(E)(5).

33. No Third-Party Beneficiaries.

This Agreement is intended for the exclusive benefit of Seller and Purchaser and their respective permitted assigns and is not intended and shall not be construed as conferring any benefit on any third party or the general public.

34. No Recording.

Purchaser shall not record this Agreement or any reference hereto in the public records of the jurisdiction in which the Property is located.

35. Tax Deferred Exchange.

Each of Seller and Purchaser hereby agrees to assist the other if either Seller or Purchaser elects to effect a tax deferred Section 1031 exchange as part of this transaction, provided that the assisting party shall incur no additional cost, obligation, duty or liability in conjunction therewith. Each party agrees to execute documents reasonably required by the other in connection with such exchange, subject to the conditions set forth above. In the event an assisting party does incur any material costs or expenses in connection with the exchange, the other party agrees to indemnify and hold harmless the assisting party for all such costs and expenses, including, but not limited to, reasonable attorneys’ fees.

36. Intentionally Omitted .

37. Intentionally Omitted.

38. Confidential Material.

By executing this Agreement, Purchaser and Seller agree to keep the material economic terms and conditions of this Agreement (the “Confidential Material) completely confidential; provided that the parties may reveal such information regarding the terms and provisions of this Agreement as may be necessary in their reasonable discretion to comply with the provisions of this Agreement, the reasonable operation and conduct of their respective businesses, or any provision of any law, ordinance or governmental regulation. The parties shall hold the Confidential Material provided by the other party in strictest confidence. Neither party will disclose any of the Confidential Material in any manner whatsoever; provided, however, that the Confidential Material may be disclosed to those individuals (“Permitted Parties”) who need to know such information for the purposes of evaluating the Property/this transaction, including, without limitation, lenders, attorneys, accountants, clients, agents or representatives, and representatives of lenders (the “Permitted Parties”). Such Permitted Parties shall be informed by a party of the confidential nature of the Confidential Material and shall be directed by us to treat such information with strict confidence. Each party shall be responsible for any breach of this Agreement by any of their Permitted Parties and agree to take all reasonable measures, at its sole cost and expense, to restrain the Permitted Parties from prohibited or unauthorized disclosure or use of the Confidential Material.

39. Force Majeure Delays.

If the performance of an obligation hereunder or under any other agreement or declaration, other than the payment of money, is expressly subject to the effect of Force Majeure Delay, then, unless otherwise provided herein or in such other agreement or declaration to the contrary, the effect of a Force Majeure Delay shall be to extend the time for performance of such obligation for the reasonable period of such Force Majeure Delay, but in no event greater than the period of the Force Majeure Delay. “Force Majeure Delay”: shall mean delays caused by occurrences beyond the reasonable control and without the fault, negligence or financial inability of a party hereto or its contractors, including, without limitation, strikes, labor disputes, utility shortages or moratoria, fire, earthquake, floods and other out of the ordinary actions of the elements, enemy invasion, wars, terrorism, insurrection, sabotage, laws, orders or actions of governmental, civil or military authorities, governmental restrictions, riot, civil commotion, terrorist activities, judicial or administrative proceedings commenced by persons not a party to this Agreement and unavoidable casualty.

40.Calculation of Days.

The provisions of this Agreement relative to number of days shall be deemed to refer to calendar days, unless otherwise specified. If the date of performance or the last day for performance of an obligation under this Agreement occurs on a calendar day which is a Saturday, Sunday, or a day which is, in the city and state in which Escrow Agent or the Property is located, either a legal holiday or a day on which banking institutions are authorized by law to remain closed for the entire day, then performance of such obligation shall be extended to the next calendar day which is not one of such days.

41. WAIVER OF JURY TRIAL .

AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, SELLER AND PURCHASER EACH WAIVES ALL RIGHTS TO TRIAL BY JURY IF LITIGATION ARISES IN CONNECTION WITH THIS AGREEMENT.

THE SUBMISSION OF THIS AGREEMENT FOR EXAMINATION IS NOT INTENDED TO NOR SHALL CONSITUTE AN OFFER TO SELL, OR A RESERVATION OF, OR OPTION OR PROPOSAL OF ANY KIND FOR THE PURCHASE OF THE PROPERTY. IN NO EVENT SHALL ANY DRAFT OF THIS AGREEMENT CREATE ANY OBLIGATION OR LIABILITY, IT BEING UNDERSTOOD THAT THIS AGREEMENT SHALL BE EFFECTIVE AND BINDING ONLY WHEN A COUNTERPART HEREOF HAS BEEN EXECUTED AND DELIVERED BY EACH PARTY HERETO TO THE OTHER.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day, month and year first written above.

SELLER:

BELTWAY BUSINESS PARK, L.L.C.,
a Nevada limited liability company

By:       MAJESTIC BELTWAY, LLC,
            a Nevada limited liability company,
            its Manager

By:       MAJESTIC REALTY CO.,
            a California corporation,
            its Manager

By:  /s/ Edward P. Roski, Jr.

Name:  Edward P. Roski, Jr.

Its:  President and Chairman of the Board

By:       THOMAS & MACK BELTWAY, L.L.C.,
a Nevada limited liability company,
its Manager

By:     /s/ Thomas A. Thomas
        Thomas A. Thomas, Manager

PURCHASER:

NV LAS DEC, LLC
a Nevada limited liability company

By: Switch, Ltd., its Manager

By:  /s/ Thomas Morton

Name:    Thomas Morton

Its:    President

ACCEPTANCE BY ESCROW AGENT

The undersigned hereby agrees to act as escrow agent pursuant to the foregoing Property Purchase Agreement, and hereby accepts the instructions to the escrow agent contained in such purchase agreement. The undersigned has established Escrow No. NCS-969567 pursuant to the terms thereof.

            First American Title insurance Company

By: ___________________________
(Signature)

Name: _________________________
Title:___________________________
Executed on: __________, 2020

EXHIBIT "A"

Property Description

[See Attached]

EXHIBIT A

THE SOUTHEAST QUARTER (SE 1/4) OF THE NORTHEAST QUARTER (NE 1/4) OF THE SOUTHEAST QUARTER (SE 1/4) OF THE NORTHWEST QUARTER (NW 1/4) OF SECTION 1, TOWNSHIP 22, SOUTH, RANGE 60 EAST, M.D.B. & M., CLARK COUNTY, NEVADA.
EXCEPTING THEREFROM THE INTEREST CONVEYED TO THE COUNTY OF CLARK BY DEED RECORDED DECEMBER 30, 1996 IN BOOK 961230 AS DOCUMENT NO. 01930 OF OFFICIAL RECORDS.
FURTHER EXCEPTING THEREFROM THAT PORTION CONVEYED TO COUNTY OF CLARK BY GRANT, BARGAIN, SALE AND DEDICATION DEED RECORDED DECEMBER 19, 2014 IN BOOK 20141219 AS INSTRUMENT NO. 01050 OF OFFICIAL RECORDS.

EXHIBIT "B"

APN No.: _________

RECORDING REQUESTED BY, AND
WHEN RECORDED, RETURN TO:

______________________________
______________________________
______________________________

(Space above line for Recorder’s use only)

GRANT BARGAIN AND SALE DEED

        ______________________________ (“Grantor”), in consideration of the sum of TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, does hereby Grant, Bargain, Sell and Convey to ____________________, a __________, (“Grantee”) all right, title and interest in, to and under the tracts, pieces or parcels of real property situated in the County of Clark, State of Nevada, more particularly described in Attachment A attached hereto and incorporated herein by reference, together with all improvements thereon and all and singular the tenements, hereditaments and appurtenances thereunto belonging or in any way appertaining (collectively the “Property”).

SUBJECT TO all real estate taxes not yet delinquent; covenants, conditions, restrictions, easements, rights of way and other matters of record; applicable laws, ordinances, statutes, orders, requirements and regulations to which the Property is subject, including, without limitation, all building, zoning and environmental laws and requirements; and any state of facts which a new or updated survey or physical inspection of the Property might disclose.

Dated as of the ________ day of _________________, 20__.

[Signatures on Following Page]

_____________________________,
a Nevada limited liability company

By:___________________________

Title:___________________________

STATE OF NEVADA )
          )
COUNTY OF CLARK )

        This instrument was acknowledged before me on __________________, 20__, by __________ _________________________ of __________________________, a Nevada limited liability company.

__________________________________________
(Signature of notary officer)